Exhibit 99.1

Hercules Technology Growth Capital Announces Second Quarter 2013 Financial Results and Raises Quarterly Cash Dividend to $0.28 per Share, up $0.01 From First Quarter 2013, an Increase of Approximately 3.7%

  Record high total investment income of $34.5 million, up 44.4% from Q2 2012
  Record high total investment assets of approximately $1.04 billion up 43.9% from Q2 2012
  Q2 total commitments of approximately $253.4 million, an increase of 82.3% from Q2 2012
  Year-to-date total commitments of approximately $477.4 million
  Q2 2013 net investment income, or “NII” of approximately $17.6 million, or $0.29 per share, up 43.1% from Q2 2012
  Q2 distributable net operating income, or “DNOI” of $19.2 million, or $0.32 per share, up 42.2% from Q2 2012
  Announced or completed 14 liquidity events year-to-date
  Strong liquidity position with approximately $238.9 million available at quarter end
  GAAP debt to equity leverage ratio of 92.9% and net leverage ratio of 71.4%, after taking into account cash of approximately $133.9 million as of June 30
  Kroll Bond Rating Agency ("KBRA") assigned an investment grade corporate rating of BBB+; outstanding Senior Unsecured Notes also rated BBB+

PALO ALTO, Calif.--(BUSINESS WIRE)--August 1, 2013--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and energy technology (aka cleantech) industries, at all stages of development, announced today its financial results for the second quarter ended June 30, 2013.

The Company also announced that its Board of Directors has declared a second quarter cash dividend of $0.28 per share, that will be payable on August 20, 2013, to shareholders of record as of August 13, 2013.

Second Quarter 2013 Highlights:

  Originated approximately $253.4 million in total debt commitments to new and existing portfolio companies, up 82.3% compared to the second quarter of 2012.
  Funded approximately $201.6 million of debt investments during the second quarter, an increase of 80.0% compared to the second quarter of 2012.
  Received approximately $131.4 million in principal repayments, including approximately $93.3 million of early principal repayments and approximately $38.1 million in scheduled principal payments.
  Record high total investment income of approximately $34.5 million, an increase of 44.4%, in the second quarter of 2013, compared to $23.9 million for the second quarter of 2012.
  Increased net investment income, or “NII”, during the quarter by 43.1% to approximately $17.6 million, as compared to $12.3 million in the second quarter of 2012. NII per share was $0.29 on approximately 60.3 million outstanding shares for the second quarter of 2013 compared with NII of $0.25 per share for the second quarter of 2012.
  Increased distributable net operating income, or “DNOI”, by 42.2% to approximately $19.2 million compared to $13.5 million in the second quarter of 2012. DNOI per share was $0.32 on approximately 60.3 million outstanding shares for the second quarter of 2013 compared with DNOI of $0.28 per share for the second quarter of 2012.
  Record high total investment assets increased 43.9% year over year to approximately $1.04 billion as of June 30, 2013, compared to $722.8 million as of June 30, 2012.
  Hercules’ portfolio companies announced or completed eight liquidity events during the second quarter of 2013.
  Increased the quarterly dividend by $0.01, or approximately 3.7%, to $0.28 per share payable on August 20, 2013, to shareholders of record as of August 13, 2013; the thirty-second consecutive dividend since inception bringing total dividends declared since inception to $8.44 per share.

“I am pleased to announce another strong quarter of performance and financial results for Hercules. Total investment assets surpassed the $1.0 billion mark, a remarkable achievement for Hercules. Hercules’ portfolio companies announced or completed fourteen liquidity events year-to-date, a testament to our team’s ability to pick the most innovative and disruptive venture-capital backed companies, and create value for our shareholders,” said Manuel A. Henriquez, President and Chief Executive Officer of Hercules. “While we had a robust quarter of origination activity, the majority of these commitments closed late in the quarter and as a result, we expect the revenue generation from the funding of these new assets to be fully reflected in our third quarter results.”

“We are well positioned for rising interest rates with over 98% of our debt investment portfolio priced at floating interest rates with a Prime or LIBOR based interest rate floor and all of our debt outstanding priced at fixed rates.”

Second Quarter Review and Operating Results

Investment Portfolio

As of June 30, 2013, 98.8% of the Company’s debt investments were in a senior secured first lien position, and 98.1% of the debt investment portfolio was priced at floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates move in either direction.

Hercules entered into commitments to provide debt financings of approximately $253.4 million to new and existing portfolio companies during the second quarter.

The Company funded approximately $201.6 million of debt to new and existing portfolio companies during the second quarter. No equity investments were funded during the second quarter.

Hercules received approximately $131.4 million in principal repayments, including approximately $93.3 million of early principal repayments and approximately $38.1 million in scheduled principal payments.

Net growth on Hercules’ investment portfolio was approximately $72.3 million on a cost basis for the second quarter, which includes approximately $2.1 million of net fee accretion.

Hercules recorded approximately $800,000 of net unrealized appreciation from its loans, warrant and equity investments during the second quarter.

A break-down of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 3/31/13	$893.9	$51.7	$32.1	$977.7
Net activity during Q2 2013*	73.8	(3.1)	1.6	72.3
Balances at Cost at 06/30/2013	$967.7	$48.6	$33.7	$1,050.0
Q/Q Change in Cost	8.3%	-6.0%	4.9%	7.4%

	Loans	Equity	Warrants	Total
Balances at Value at 3/31/2013	$881.0	$53.8	$33.2	$968.0
Net activity during Q2 2013*	73.8	(3.1)	1.6	72.3
Net unrealized appreciation / (depreciation)	(5.1)	5.5	0.4	0.8
Balances at Value at 06/30/2013	$949.7	$56.2	$35.2	$1,041.1
Q/Q Change in Value	7.8%	4.5%	6.0%	7.5%

*Net activity includes fee and OID collections and amortization during the quarter

Unfunded Commitments

As of June 30, 2013, Hercules had unfunded debt commitments of approximately $169.1 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $95.1 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available. Commitments may include conditions such as reaching certain milestones before the Hercules debt commitment would become available which is expected to affect Hercules’ funding levels. Hercules intends to institute more funding or performance based milestone requirements to mitigate risk in connection with its unfunded debt commitments.

Signed Term Sheets

Hercules finished the second quarter of 2013 with approximately $60.0 million in signed non-binding term sheets with 3 new companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the second quarter was 15.7%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the adjusted effective yield for the second quarter of 2013 was 14.2%, up approximately 40 basis points from the adjusted effective yield in the first quarter of 2013 of 13.8%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 120 portfolio companies, with a fair value of approximately $35.2 million at June 30, 2013.

As of June 30, 2013, six portfolio companies had filed Form S-1 Registration Statements with the SEC in contemplation of a potential initial public offering:

1. ADMA Biologics, Inc.

2. iWatt, Inc.

3. Paratek Pharmaceuticals, Inc.

4. One company filed a Form S-1 Registration confidentially under the JOBS Act

5. One company filed a Form S-1 Registration confidentially under the JOBS Act

6. One company filed a Form S-1 Registration confidentially under the JOBS Act

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Subsequent to quarter end, iWatt Inc. withdrew its Form S-1 Registration Statement due to the company being acquired by Dialog Semiconductor PLC (GR: DLG) for a total potential transaction value of approximately $345.0 million, subject to closing conditions.

Subsequent to quarter end, Paratek Pharmaceuticals, Inc. withdrew its Form S-1 Registration Statement for an IPO.

Income Statement

Total investment income in the second quarter of 2013 was approximately $34.5 million, an increase of 44.4%, compared to approximately $23.9 million in the second quarter of 2012.

Interest expense and loan fees were approximately $8.8 million during the second quarter of 2013 as compared to $5.2 million in the second quarter of 2012.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.0% in the second quarter of 2013 versus 6.7% during the second quarter of 2012.

Total operating expenses, excluding interest expense and loan fees, for the second quarter of 2013 was $8.2 million as compared to $6.3 million for the second quarter of 2012.

During the second quarter of 2013, the Company recorded approximately $800,000 of net unrealized appreciation from its loans, warrant and equity investments. Of the $800,000 of unrealized appreciation, $2.8 million of appreciation was due to market or yield adjustments in fair value determinations, $1.2 million of depreciation was primarily attributable to collateral based impairments on investments in nine portfolio companies and $800,000 of depreciation was related to sales of warrant and equity investments.

A break-down of the net unrealized depreciation in the investment portfolio is highlighted below:

	Three Months Ended June 30, 2013
(in millions)	Loans	Equity	Warrants	Total

Collateral based impairments	$(1.2)	$-	$-	$(1.2)
Reversals of Prior Period Collateral based impairments	-	-	-	-

Reversals due to Loan Payoffs & Warrant/Equity sales	0.2	3.1	(4.1)	(0.8)

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	-	-	1.1	1.1
Level 3 Assets	(4.1)	2.4	3.4	1.7
Total Fair Value Market/Yield Adjustments	(4.1)	2.4	4.5	2.8

Total Unrealized Appreciation/(Depreciation)	$(5.1)	$5.5	$0.4	$0.8

Hercules recognized net realized gains of approximately $2.2 million during the second quarter of 2013, including $6.0 million of gains from the sale of investments in 7 portfolio companies offset by the liquidation of the Company’s investments in 6 portfolio companies which had a total cost basis of approximately $3.8 million.

Cumulative net realized losses on investments since October 2004 to date total approximately $42.8 million, on a GAAP basis. When compared to total commitments of approximately $3.8 billion over the same period, the net realized loss since inception represents approximately 1.1% of total commitments or an annualized loss rate of approximately 13 basis points.

NII – Net Investment Income

NII for the second quarter of 2013 was approximately $17.6 million, compared to $12.3 million in the second quarter of 2012, representing an increase of approximately 43.1%. NII per share increased 16.0% for the second quarter of 2013 to $0.29 based on 60.3 million basic weighted shares outstanding, compared to $0.25 based on 48.6 million basic weighted shares outstanding in the second quarter 2012.

DNOI - Distributable Net Operating Income

DNOI for the second quarter was approximately $19.2 million or $0.32 per share, as compared to $13.5 million or $0.28 per share in the second quarter of 2012. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors increased the quarterly dividend by $0.01, or approximately 3.7%, and has declared a second quarter cash dividend of $0.28 per share that will be payable on August 20, 2013 to shareholders of record as of August 13, 2013. This dividend would represent the Company’s thirty-second consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $8.44 per share.

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of June 30, 2013, approximately 100.0% would be from ordinary income and spillover earnings from 2012. However there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2013 distributions to shareholders will actually be.

Liquidity and Capital Resources

The Company ended the second quarter with approximately $238.9 million in available liquidity, including $133.9 million in cash and $105.0 million in credit facility availability. As of June 30, 2013, 100% of the Company’s debt outstanding were in fixed rate debt instruments.

Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at June 30, 2013 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%. As of June 30, 2013, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

Hercules has access to $30.0 million under the Union Bank credit facility. Pricing at June 30, 2013 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%. As of June 30, 2013, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

As of June 30, 2013 Hercules had approximately $110.3 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “Asset-Backed Notes”), which were rated A2(sf) by Moody’s Investors Service, Inc. The Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

At June 30, 2013, Hercules had approximately $225.0 million in outstanding debentures under the SBIC program, which is the maximum amount of debentures allowed under the SBIC program.

Hercules’ debt to equity, or leverage, ratio at June 30, 2013 was approximately 92.9%. However, if the outstanding cash at June 30, 2013 of approximately $133.9 million was deducted from total debt of approximately $577.7 million and divided by total equity of approximately $621.8 million, then the net leverage ratio would be approximately 71.4%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of $269.1 million, bringing the maximum potential leverage to $846.8 million, or approximately 136.2%, as of June 30, 2013.

As of June 30, 2013, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 337.2%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Corporate Bond Rating

In May 2013, Kroll Bond Rating Agency, Inc. ("KBRA") assigned Hercules an investment grade corporate rating of BBB+. In addition, the Company's two outstanding bond issuances of 7.00 percent Senior Unsecured Notes due 2019, which trade on the NYSE under the symbols "HTGZ" and "HTGY," were also assigned a rating of BBB+.

Net Asset Value

At June 30, 2013, the Company’s net assets were approximately $621.8 million, an increase of 31.0% as compared to $474.8 million as of June 30, 2012 and $615.6 million as of March 31, 2013.

As of June 30, 2013, net asset value per share was $10.09 on 61.6 million outstanding shares, compared to $9.54 on 49.7 million outstanding shares and $10.00 on 61.6 million outstanding shares as of June 30, 2012 and March 31, 2013, respectively.

Portfolio Asset Quality

As of June 30, 2013, grading of the loans portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$175.3 million or 18.5% of the total portfolio
Grade 2	$580.6 million or 61.1% of the total portfolio
Grade 3	$138.2 million or 14.6% of the total portfolio
Grade 4	$49.8 million or 5.2% of the total portfolio
Grade 5	$5.8 million or 0.6% of the total portfolio

At June 30, 2013, the weighted average loan grade of the portfolio was 2.11 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.03 as of March 31, 2013 and 2.08 as of June 30, 2012. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of July 29, 2013, Hercules has:

a. Closed commitments of approximately $39.0 million to new and existing portfolio companies, and funded approximately $9.0 million since the close of the second quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $43.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2013 Closed Commitments	$477.4
Q3-13 Closed Commitments (as of July 29, 2013)	$39.0
Total Year-to-date 2013 Closed Commitments (a)	$516.4
Pending Commitments (as of July 29, 2013)(b)	$43.0
Year-to-date 2013 Closed and Pending Commitments	$559.4

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In July 2013, the National Rural Telecommunications Cooperative (NRTC) entered into a definitive agreement to acquire Hercules portfolio company NeoNova. Financial terms were not disclosed.

3. In July 2013, Dialog Semiconductor PLC (GR: DLG) acquired Hercules portfolio company iWatt, Inc. for a total potential transaction value of approximately $345.0 million, subject to customary closing conditions. This liquidity event represents a fully realized internal rate of return of 30.1% on Hercules total investment in iWatt, Inc.

4. In July 2013, Hercules portfolio company NeurogesX, Inc. (OTCQB:NGSX) completed the sale of certain of its assets to Acorda Therapeutics, Inc. ("Acorda"). In connection with the closing of the Acorda Sale, other assets of NeurogesX, Inc. were sold in an Article 9 sale process. The combination of the Acorda Sale and Article 9 Sale resulted in the sale of substantially all of the assets of NeurogesX, Inc.

5. In July 2013, ArthroCare Corp. (NASDAQ: ARTC) acquired Hercules portfolio company ENTrigue Surgical, Inc. ArthroCare paid $45.0 million in cash, subject to customary working capital adjustments and an amount held in escrow for indemnification. In addition, the previous shareholders of ENTrigue will have the right to receive contingent consideration for each of the next five years.

6. In July 2013, CommScope entered into a definitive agreement to acquire Hercules portfolio company Redwood Systems, Inc. Financial terms were not disclosed. This liquidity event represents a fully realized internal rate of return of 24.5% on Hercules total investment in Redwood Systems, Inc.

7. In July 2013, MedImpact Healthcare Systems, Inc. entered into an agreement to acquire Hercules’ portfolio company ScriptSave. The transaction is subject to customary closing conditions.

Conference Call

Hercules has scheduled its second quarter 2013 financial results conference call for August 1, 2013 at 2:00 p.m. PST (5:00 p.m. EST).To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 14421008.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and energy technology (aka cleantech) industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $3.8 billion to over 240 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

	June 30,	December 31,
(dollars in thousands, except per share data)	2013	2012
	(unaudited)	(audited)
Assets
Investments:
Non-control/Non-affiliate investments	$1,027,555	$894,428
Affiliate investments	13,565	11,872
Control investments	-	-
Total investments, at value	1,041,120	906,300
Cash and cash equivalents	133,944	182,994
Restricted Cash	1,658	-
Interest receivable	10,245	9,635
Other assets	23,886	24,714
Total assets	$1,210,853	$1,123,643

Liabilities
Accounts payable and accrued liabilities	$11,402	$11,575
Long-term Liabilities (Convertible Senior Notes)	71,977	71,436
Asset-Backed Notes	110,270	129,300
2019 Notes	170,364	170,364
Long-term SBA Debentures	225,000	225,000
Total liabilities	589,013	607,675

Net assets consist of:
Common stock, par value	62	53
Capital in excess of par value	662,818	564,508
Unrealized depreciation on investments	(7,204)	(7,947)
Accumulated realized losses on investments	(32,732)	(36,916)
Distributions in excess of investment income	(1,104)	(3,730)
Total net assets	621,840	515,968
Total liabilities and net assets	$1,210,853	$1,123,643

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	61,637	52,925
Net asset value per share	$10.09	$9.75

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income:
Interest Income
Non Control/Non Affiliate investments	29,780	20,934	58,099	40,989
Affiliate investments	514	205	1,124	450
Total interest income	30,294	21,139	59,223	41,439
Fees
Non Control/Non Affiliate investments	4,231	2,719	6,259	4,786
Total fees	4,231	2,719	6,259	4,786

Total investment income	34,525	23,858	65,482	46,225
Operating expenses:
Interest	7,570	4,507	15,202	8,403
Loan fees	1,191	731	2,269	1,808
General and administrative	2,403	1,864	4,655	3,681
Employee Compensation:
Compensation and benefits	4,164	3,251	7,962	6,647
Stock-based compensation	1,587	1,195	2,753	2,002
Total employee compensation	5,751	4,446	10,715	8,649
Total operating expenses	16,915	11,548	32,841	22,541
Net investment income	17,610	12,310	32,641	23,684
Net realized (losses) gains on investments
Non Control/Non Affiliate investments	2,192	8,263	4,184	11,140
Total net realized (loss)gain on investments	2,192	8,263	4,184	11,140
Net increase (decrease) in unrealized appreciation on investments
Non Control/Non Affiliate investments	1,987	(21,295)	2,087	(19,761)
Affiliate investments	(910)	1,083	(1,344)	2,377
Control investments	-	(313)	-	(287)
Total net unrealized (depreciation) appreciation on investments	1,077	(20,525)	743	(17,671)
Total net realized (unrealized) gain	3,269	(12,262)	4,927	(6,531)
Net increase in net assets resulting from operations	$20,879	$48	$37,568	$17,153
Net investment income before investment gains and losses per common share:
Basic	$0.29	$0.25	$0.56	$0.48
Change in net assets per common share:
Basic	$0.34	$-	$0.65	$0.35
Diluted	$0.34	$-	$0.64	$0.35
Weighted average shares outstanding
Basic	60,339	48,616	57,029	47,817
Diluted	61,145	48,687	57,802	47,948

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended June 30,
	2013	2012
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$17,610	$12,310
Dividends paid on unvested restricted shares (1)	(340)	(263)
Net investment income, net of dividends paid on unvested restricted shares	$17,270	$12,046

Adjusted net investment income before investment gains and losses per common share: (2)
Basic	$0.29	$0.25

Weighted average shares outstanding
Basic	60,339	48,616

	Three Months Ended June 30,
	2013	2012
Reconciliation of Adjusted Change in Net Assets to Change in Net Assets
Net increase in net assets resulting from operations	$20,879	$48
Dividends paid on unvested restricted shares (1)	(340)	(263)
Net increase in net assets resulting from operations, net of dividends paid on unvested restricted shares	$20,539	$(215)

Adjusted Change in net assets per common share (3)
Basic	$0.34	$-

Weighted average shares outstanding
Basic	60,339	48,616

(1) Unvested restricted shares as of the dividend record date in the second quarter of 2013 and 2012 was approximately 1.3 million and 1.1 million, respectively
(2) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

(3) Adjusted change in net assets per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic share, ”Adjusted NII”, and Adjusted change in net assets per basic share, consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII and Adjusted change in net assets affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended June 30,
Reconciliation of DNOI to Net investment income	2013	2012
Net investment income	$17,610	$12,310
Stock-based compensation	1,587	1,195
DNOI	$19,197	$13,505

DNOI per share-weighted average common shares
Basic	$0.32	$0.28

Weighted average shares outstanding
Basic	60,339	48,616

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
Three Months Ended
June 30, 2013
Total Debt	$577,611
Cash and cash equivalents	(133,944)
Numerator: net debt (total debt less cash and cash equivalents)	$443,667

Denominator: Total net assets	$621,840
Net Leverage Ratio	71.4%

Net leverage ratio is calculated by deducting the outstanding cash at June 30, 2013 of approximately $133.9 million from total debt of approximately $577.6 million divided by our total equity of approximately $621.8 million, resulting in a net leverage ratio of 71.4%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Linda Wells, 415-445-3236
Linda@marketstreetpartners.com